Exhibit D-6


                                        AT RICHMOND, April 2, 2002



APPLICATION OF
                                              CASE NO. PUA020001

COLUMBIA GAS OF VIRGINIA, INC.,

and

NI SOURCE INC.,

and

OTHER NI SOURCE INC. AFFILIATES

For approval of certain affiliate transactions under Chapter 4, Title 56 of the Code of Virginia


                            ORDER GRANTING AUTHORITY
                            ------------------------

         On January 17, 2002, Columbia Gas of Virginia, Inc. ("Columbia"), NiSource Inc. ("NiSource"), and other NiSource Affiliates(1) (collectively "NiSource Companies" or "Applicants") filed an application with the State Corporation Commission ("Commission") under Chapter 4 of Title 56 of the Code of Virginia ("Code"). The Applicants request that the Commission approve their affiliate Tax Agreement.


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(1)  Northern Indiana Public Service Company, EnergyUSA, Inc., NiSource
Capital Markets, Inc., NiSource Finance Corp., NiSource Development Company, Inc., NiEnergy Services, Inc., NiSource Corporate Services Company, NiSource Energy Technologies, Inc., Kokomo Gas and Fuel Company, Northern Indiana Fuel and Light Company, Northern Utilities, Inc., Primary Energy, Inc., NiSource Pipeline Group, Inc., IWC Resources Corporation, Columbia Energy Group, Columbia Gas of Kentucky, Inc., Columbia Gas of Ohio, Inc., Columbia Gas of Maryland, Inc., Columbia Gas of Pennsylvania, Inc., Columbia Service Partners, Inc., Columbia Network Services Corporation, Columbia Atlantic Trading Corporation, Columbia Energy Group Capital Corporation, Columbia Pipeline Corporation, Columbia Finance Corporation, Columbia Transmission Communications Corporation, Columbia Resources, Inc., Columbia Insurance Corporation, Ltd., Columbia Gulf Transmission Company, Columbia Gas Transmission Corporation, Columbia LNG Corporation, Columbia Remainder Corporation, Columbia Energy Services Corporation, and Bay State Gas Company.

         The Tax Agreement provides for the allocation of federal income tax liabilities among affiliates. It specifies the mechanics of determining and paying the tax liabilities of the NiSource Companies.

         Pursuant to the Tax Agreement, the NiSource Companies' consolidated federal income tax will be allocated among the Applicants in proportion to the separate tax return of each member, provided that the amount of federal tax allocated to each subsidiary will not exceed the tax it would be obligated to pay on a stand-alone basis. The Tax Agreement also provides that the tax impact of the interest paid by NiSource on its acquisition debt(2) will be allocated to NiSource, which is legally obligated for its interest payment on acquisition debt.

         The Tax Agreement does not provide for or contemplate the exchange of any goods or services among affiliates. The Tax Agreement also does not contemplate that any administrative, general, labor, or other costs will arise that would result in any charges among affiliates.

         THE COMMISSION, upon consideration of the application, representations of the Applicants, and having been advised by its Staff, is of the opinion and finds the above described Tax Agreement is in the public interest and should be approved. Approval of the Tax Agreement, including the provision that the tax effect of interest expense paid by NiSource on its acquisition debt will be allocated to NiSource, shall have no ratemaking implications. That is, in any future rate proceeding, the Staff may propose and the Commission may consider


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(2)  Acquisition debt comprises the commercial paper and other short-term debt issued by NiSource at the time of its acquisition of Columbia's parent, CEG, on November 1, 2000, and any renewals or extensions thereof and any long-term debt securities issued subsequent to the merger in order to refinance such commercial paper and other short-term debt.


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


alternative ratemaking treatment of the income tax consequences related to the acquisition debt.

         Accordingly, IT IS ORDERED THAT:


1) Pursuant to ss.56-77 of the Code, Columbia and other NiSource companies are hereby granted approval to enter into the Tax Agreement, as described herein.

2) Any amendment to the Tax Agreement shall require further Commission approval.

3)       The approval granted herein shall have no ratemaking implications.

4) The approval granted herein shall not preclude the Commission from exercising the provisions of ss.ss.56-78 and 56-80 of the Code.

5) The Commission reserves the right and authority to examine the books and records of any affiliate in connection with the approval granted herein whether or not the Commission regulates such affiliate.

6) There appearing nothing further to be done in this matter, it is hereby dismissed.

          AN ATTESTED COPY hereof shall be sent to: Kodwo Ghartey-Tagoe, McGuire Woods LLP, One James Center, 901 East Cary Street, Richmond, VA 23219; and to the Commission's Divisions of Public Utility Accounting, Economics and Finance, and Energy Regulation.


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